EXHIBIT 1.1
DISTRIBUTION AGREEMENT
November 9, 2006
J.P. Morgan Securities Inc.
277 Park Avenue
New York, New York 10172
Attention: Sudheer Tegulapalle
Ladies and Gentlemen:
     MGE Energy, Inc., a Wisconsin corporation (the “Company”), confirms its agreement with J.P. Morgan Securities Inc., as agent (“you” or “JPMS”) with respect to the issuance and sale from time to time by the Company, in the manner and subject to the terms and conditions described below, up to an aggregate of 1,500,000 shares (the “Maximum Number of Shares”) of common stock, $1.00 par value per share (the “Common Stock”), of the Company. Such 1,500,000 shares are hereinafter collectively referred to as the “Shares.” The Shares are described in the Prospectus referred to below.
     The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-103659) (the “registration statement”) for the registration of at least the Maximum Number of Shares, under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Act”); provided that the aggregate offering price of such securities plus the aggregate offering price of all other securities sold under the registration statement shall not exceed $200,000,000. Except where the context otherwise requires, “Registration Statement,” as used herein, means the registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to JPMS, including (1) all documents incorporated or deemed to be incorporated by reference therein and (2) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the Act, to the extent such information is deemed, pursuant to Rule 430B under the Act, to be part of the registration statement at the effective time. Except where the context otherwise requires, “Basic Prospectus,” as used herein, means the prospectus filed as part of the Registration Statement, together with any amendments or supplements thereto as of the date of the Agreement. Except where the context otherwise requires, “Prospectus Supplement,” as used herein, means the final prospectus supplement, dated November 9, 2006, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date hereof (or such earlier time as may be required under the Act), in the form furnished by the Company to JPMS in connection with the offering of the Shares. Except where the context otherwise requires, “Prospectus,” as used herein, means the Prospectus Supplement together with the Basic Prospectus attached to or used with the Prospectus Supplement. “Permitted Free Writing Prospectuses,” as used herein, means the documents that are listed on Exhibit E attached hereto or that the parties hereto shall hereafter expressly agree in writing to distribute in connection the offering of the Shares. Any reference herein to the registration statement, the Registration Statement, any Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted

Free Writing Prospectus shall be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”). Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include any document filed with the Commission under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”) on or after the initial effective date of the Registration Statement, or the date of such Basic Prospectus, the Prospectus Supplement, the Prospectus or such Permitted Free Writing Prospectus, as the case may be, and deemed to be incorporated therein by reference.
     The Company and JPMS agree as follows:
1.	Issuance and Sale.
(a)	Upon the basis of the representations and warranties and subject to the terms and conditions set forth herein and provided the Company provides JPMS with any due diligence materials and information reasonably requested by JPMS necessary for JPMS to satisfy its due diligence obligations, on any Exchange Business Day (as defined below) selected by the Company, (A) with respect to purchases by JPMS as principal, the Company and JPMS shall enter into an agreement in accordance with Section 3 hereof regarding the number of Shares to be purchased by JPMS and the manner in which and the other terms upon which such sale is to occur (each such transaction being referred to as a “Principal Transaction”), and (B) with respect to sales by the Company where JPMS acts as its agent, the Company and JPMS shall enter into an agreement in accordance with Section 3 hereof regarding the number of Shares to be placed by JPMS and the manner in which and other terms upon which such placement is to occur (each such transaction being referred to as an “Agency Transaction”). References herein to a “Transaction” shall mean a Principal Transaction or an Agency Transaction, as the context may require. As used in this Agreement, (i) the “Term” shall be the period commencing on the date hereof and ending on the earliest of (x) December 1, 2008, (y) the date on which the Maximum Number of Shares have been issued and sold pursuant to this Agreement, and (z) the termination of this Agreement pursuant to Section 9 or 10 (the “Termination Date”), (ii) an “Exchange Business Day” means any day during the Term that is a trading day for the Exchange other than a day on which trading on the Exchange is scheduled to close prior to its regular weekday closing time, and (iii) “Exchange” means the NASDAQ Global Select Market.

(b)	Subject to the terms and conditions set forth below, the Company appoints JPMS as agent in connection with the offer and sale of Shares in any Agency Transactions entered into hereunder. JPMS will use commercially reasonable efforts to sell such Shares in accordance with the terms and conditions hereof and of the applicable Transaction Notice (as defined below). Neither the Company nor JPMS shall have any obligation to enter into an Agency Transaction. The Company shall be obligated to issue and sell through JPMS, and JPMS shall be obligated to use commercially reasonable efforts, as provided herein and in the applicable Transaction Notice, to place Shares issued by the Company only if and when a Transaction Notice related to such an Agency Transaction has been delivered by JPMS and accepted by the Company as provided in Section 3 below.

(c)	Except in the case of an Agency Transaction executed pursuant to Section 1(d) below, following acceptance of a Transaction Notice by the Company, JPMS will communicate to the Company, orally (with a confirmation by electronic mail or facsimile), each offer to purchase Shares solicited by JPMS in an Agency Transaction. Notwithstanding the foregoing, JPMS shall have the right, in its sole discretion, reasonably exercised, to reject any offer to purchase Shares, as a whole or in part, by persons solicited by JPMS and any such rejection shall not be deemed a breach of JPMS’s agreement herein. The Company may accept or reject any proposed offer to purchase Shares, in whole or in part, and no such rejection shall be deemed a breach of the Company’s agreement herein.

(d)	The Company and JPMS may agree that the Shares to be sold in an Agency Transaction shall be sold in a manner constituting an “at-the-market offering” as defined in Rule 415 promulgated under the Act. In such case, JPMS will confirm in writing to the Company the number of Shares sold on any Exchange Business Day and the related Agency Transaction Gross Sales Price and Agency Net Sales Price (as each of such terms is defined in Section 3(b) below) no later than the opening of trading on the immediately following Exchange Business Day.

(e)	JPMS hereby covenants and agrees not to make any sales of the Shares on behalf of the Company, pursuant to this Agreement, other than (A) by means of ordinary brokers’ transactions between members of the Exchange that qualify for delivery of a Prospectus to the Exchange in accordance with Rule 153 under the Act (such transactions are hereinafter referred to as “At the Market Offerings”) and (B) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and JPMS.

(f)	With respect to each Agency Transaction, JPMS shall make commercially reasonable efforts to assist the Company in obtaining performance by each purchaser whose offer to purchase Shares has been solicited by JPMS and accepted by the Company. If the Company shall default on its obligation to deliver Shares to a purchaser whose offer it has accepted, the Company shall (i) hold JPMS harmless against any loss, claim or damage arising from or as a result of such default by the Company and

(ii) notwithstanding such default, pay to JPMS any fee to which it would otherwise be entitled in connection with such sale. If a purchaser whose offer has been accepted shall default on its obligation to purchase Shares, JPMS shall (i) not have any claim against the Company, and acknowledge that the Company shall not be liable for, any loss, expense or damage arising from or as a result of such default by such purchaser and (ii) not be entitled to any fee to which it would otherwise be entitled in connection with such sale.
(g)	JPMS hereby covenants and agrees, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, not to make any offer relating to the Shares that would constitute any “issuer free writing prospectus” (as defined in Rule 433) relating to the Shares or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Permitted Free Writing Prospectuses included in Exhibit E hereto.
2.	Purchases as Principal.
(a)	Any purchases of Shares to be made by JPMS in a Principal Transaction shall be expressly agreed on by the Company and JPMS pursuant to a Transaction Notice.

(b)	For each Principal Transaction, the Company shall sell to JPMS, and JPMS agrees to purchase from the Company, the number of Shares determined in the manner and on the terms set forth below and in the applicable Transaction Notice. JPMS intends to resell the Shares purchased in each Principal Transaction in transactions constituting an “at-the-market offering” as defined in Rule 415 promulgated under the Act or in such other manner as may be provided in the Prospectus and agreed in the applicable Transaction Notice, and may engage in sales of Common Stock, on the Purchase Date (as defined below) for any Shares deliverable pursuant to a Transaction Notice.

(c)	Neither the Company nor JPMS shall have any obligation to enter into a Principal Transaction. The Company shall be obligated to sell Shares to JPMS, and JPMS shall be obligated to purchase Shares from the Company only if and when a Transaction Notice related to a Principal Transaction has been delivered by JPMS and accepted by the Company as provided in Section 3 below, and upon the terms and subject to the conditions set forth herein and in the applicable Transaction Notice.

3.	Transaction Notices.
(a)	The Company may, from time to time during the Term, propose to JPMS that they enter into an Agency Transaction or Principal Transaction to be executed on a specified Exchange Business Day. If JPMS agrees to the terms of such proposed Transaction or if the Company and JPMS mutually agree to modified terms for such proposed Transaction, then JPMS shall promptly send to the Company a notice, substantially in the form of Exhibit A hereto (each, a “Transaction Notice”), confirming the agreed terms of such proposed Transaction. If the Company wishes such proposed Transaction to become a binding agreement between it and JPMS, the Company shall promptly indicate its acceptance thereof by countersigning and returning such Transaction Notice to JPMS or sending a written notice to JPMS (by any means permissible under Section 12 hereof) indicating its acceptance. The time at which the Company indicates its acceptance of any such Transaction shall be the “Acceptance Time” for that Transaction. The terms reflected in a Transaction Notice shall become binding on JPMS and the Company only if accepted by the Company no later than the times specified in Section 3(b) below. Each Transaction Notice shall specify, among other things:
     (i) whether the Transaction is an Agency Transaction or a Principal Transaction;
     (ii) the Exchange Business Day, on which the Shares subject to such Transaction are to be sold (the “Purchase Date”);
     (iii) the number of Shares that the Company agrees to sell (the “Specified Number of Shares”) on such Purchase Date, which shall be no less than 5% and no more than 25% of the average daily trading volume in the Common Stock on the Exchange for the thirty (30) Exchange Business Days preceding the date of delivery of the Transaction Notice;
     (iv) whether the Company will grant JPMS the right to elect to purchase additional Shares in accordance with Section 3(c) below;
     (v) in the case of a Principal Transaction, whether JPMS shall have the option referred to in Section 3(c) below to increase the number of Shares to be sold by the Company and purchased by JPMS on such Purchase Date; and
     (vi) the lowest price (if any) at which the Company shall be obligated to sell Shares in such Transaction (a “Floor Price”).
     A Transaction Notice shall not set forth a Specified Number of Shares that, when added to the aggregate number of Shares previously purchased and to be purchased pursuant to pending Transaction Notices (if any) hereunder, results in a total that exceeds the Maximum Number of

Shares. The Company shall have responsibility for maintaining records with respect to the aggregate dollar amount of Shares sold, or for otherwise monitoring the availability of Shares for sale under the Registration Statement. There shall be no more than one Transaction Notice and one related Transaction with respect to any Purchase Date. A Transaction Notice conforming to the foregoing requirements, once accepted by the Company, shall be irrevocable, and the Company shall be obligated to sell the Specified Number of Shares (subject to increase pursuant to Section 3(c) below) and JPMS shall be obligated, subject to the terms of, and satisfaction of, the conditions set forth in this Agreement and such Transaction Notice, including, but not limited to, Section 1(f) above and Section 3(f) below, to (x) in Agency Transactions, use its commercially reasonable efforts to obtain performance from each Purchaser providing offers for the Shares, and (y) in Principal Transactions, purchase such Shares in accordance with the terms and conditions of this Agreement and such Transaction Notice. Notwithstanding the foregoing, if the terms of any Agency Transaction or Principal Transaction contemplate that Shares shall be sold on more than one Purchase Date, then the Company and JPMS shall mutually agree to such additional terms and conditions as they deem necessary in respect of such multiple Purchase Dates, and such additional terms and conditions shall be set forth in the relevant Transaction Notice and be binding to the same extent as any other terms contained therein.

(b)	The Purchase Date in respect of the Shares deliverable pursuant to any Transaction Notice shall occur on the Exchange Business Day next following the date on which such Transaction Notice is accepted if such acceptance occurs by 4:30 p.m. (New York time) on such acceptance date; provided that if a Transaction Notice is accepted prior to 8:30 a.m. (New York time) on an Exchange Business Day (or by such later time as JPMS may agree in its sole discretion), the Purchase Date in respect of such Shares shall be on such date of acceptance. For Principal Transactions, the price per Share to be paid by JPMS to the Company for the purchase of any such Shares pursuant to this Agreement shall be the volume weighted average price of the Shares as reported by Bloomberg LP for the relevant Purchase Date (“VWAP”) or such other price per Share based on VWAP as may be agreed upon between the Company and JPMS in the Transaction Notice (the “Principal Transaction Gross Sale Price”), less JPMS’s commission of 2.0% of the Principal Transaction Gross Sale Price for all Shares sold and purchased as principal on such Purchase Date (including for any Shares sold and purchased upon exercise of any option granted pursuant to Section 3(c) below) (the Principal Transaction Gross Sale Price less JPMS’s commission is referred to herein as the “Principal Net Sales Price”). For Agency Transactions, JPMS’s commission shall be 2.0% of the actual sales price of the Shares (the “Agency Transaction Gross Sales Price”, and together with the Principal Transaction Gross Sales Price, the “Gross Sale Price”) (the Agency Transaction Gross Sale

Price less JPMS’s commission is referred to herein as the “Agency Net Sales Price”, and together with the Principal Transaction Net Sales Price, the “Net Sales Price”).

(c)	If specified in a Transaction Notice for a Principal Transaction, JPMS will have the option to elect, by notice to the Company delivered not later than 4:30 p.m. (New York time) on the relevant Purchase Date, to increase the number of Shares to be sold by the Company and purchased by JPMS acting as principal on such Purchase Date, provided that such number of Shares to be sold by the Company on any Purchase Date pursuant to this Section 3(c) shall not exceed two times the Specified Number of Shares; and provided further that such number of Shares to be sold by the Company, when added to the aggregate number of Shares previously purchased and to be purchased pursuant to pending Transaction Notices (if any) hereunder, shall not exceed the Maximum Number of Shares. The Specified Number of Shares to be sold by the Company on any Purchase Date, as it may be increased pursuant to this paragraph (c), is hereinafter referred to as the “Purchased Number of Shares” in respect of such Purchase Date.

(d)	If the Purchased Number of Shares for any Purchase Date exceeds 50% of the total number of shares of Common Stock traded on the Exchange during regular trading hours on such Purchase Date, JPMS may, at its option, elect to reduce the Purchased Number of Shares to 50% of such total number of shares traded. In the event that JPMS has elected to purchase Shares pursuant to Section 3(c) above, any reduction in Shares required by this Section 3(d) shall be first made from such Shares.

(e)	Payment of the Net Sales Price for Shares sold by the Company on any Purchase Date pursuant to a Transaction Notice shall be made to the Company by federal funds wire transfer to JP Morgan Chase Bank, ABA #021 000 021, Credit account name: MGE Energy general checking, credit account number: 627-782-006, against delivery of such Shares to: (x) the accounts specified in writing by JPMS for sales made by JPMS acting as agent, or (y) JPMS through the facilities of the Depository Trust Company for purchase from the Company by JPMS acting as principal. Such payment and delivery shall be made at or about 10:00 a.m., local time in New York, New York, on the third Exchange Business Day (or such other day as may, from time to time, become standard industry practice for settlement of such a securities issuance) following each Purchase Date (the “Closing Date”). If the Company fails for any reason to make timely delivery of such Shares, the Company shall indemnify JPMS and its successors and assigns and hold them harmless from and against any loss, damage, expense, liability or claim that JPMS may incur as a result of such failure.

(f)	If, as provided in the related Transaction Notice, a Floor Price has been agreed to by the parties with respect to a Transaction, and the Gross Sales Price for such Transaction would not be at least equal to such Floor Price, then the Company shall not be obligated to issue and sell to or through JPMS, and JPMS shall not be obligated to purchase or place, the Specified Number of Shares for such Transaction, except that JPMS may, at its option, elect to increase the Gross Sales Price payable by JPMS for such Transaction to an amount equal to such Floor Price in which case the parties shall be obligated to consummate such Transaction on that basis.

(g)	If either party is aware that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement and any Transaction Notice shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party. JPMS shall calculate on a weekly basis the average daily trading volume (as defined by Rule 100 of Regulation M under the Exchange Act) of the Common Stock and will provide such calculations to the Company on a weekly basis.
4.	Representations and Warranties of the Company.
     The Company represents and warrants to JPMS, on and as of (i) the date hereof, (ii) each Acceptance Time and (iii) each Closing Date that:
(a)	The Company and the transactions contemplated by this Agreement meet the requirements for use of Form S-3 under the Act; the Registration Statement has become effective under the Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the Act and no proceedings for that purpose have been instituted or are pending or, to the Company’s knowledge, are threatened by the Commission, and any request on the part of the Commission for additional information has been complied with; at the respective times that the Registration Statement and any post-effective amendment thereto became effective, the Registration Statement and any post-effective amendment thereto complied, in all material respects, with the requirements of the Act; and the Basic Prospectus and the Prospectus Supplement, and any supplement or amendment thereto, each when filed with the Commission and on each Closing Date, complied or will comply in all material respects with the provisions of the Act; each Incorporated Document, at the time such document was filed with the Commission, complied, in all material respects, with the requirements of the Exchange Act; the Registration Statement meets, and the offering and sale of the Shares as contemplated hereby complies with, the requirements of Rule 415 under the Act; the Registration Statement did not, as of the time of its effectiveness, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; as of each Acceptance Time and each Closing Date, the Prospectus, as then amended or supplemented, together with all of the then issued Permitted Free Writing Prospectuses, if any, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any statement in or omission from the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus made in reliance upon and in conformity with information relating to JPMS furnished in writing by or on behalf of JPMS expressly for use in the Registration Statement, such Basic Prospectus, the Prospectus or such Permitted Free Writing Prospectus.

(b)	Prior to the execution of this Agreement, the Company has not, directly or indirectly, offered or sold any Shares by means of any “prospectus” (within the meaning of the Act) or used any “prospectus” (within the meaning of the Act) in connection with the offer or sale of the Shares, in each case other than the Prospectus; the Company has not, directly or indirectly, prepared, used or referred to any Permitted Free Writing Prospectus except in compliance with Rules 164 and 433 under the Act; assuming that such Permitted Free Writing Prospectus is so sent or given after the Registration Statement was filed with the Commission (and after such Permitted Free Writing Prospectus was, if required pursuant to Rule 433(d) under the Act, filed with the Commission), the sending or giving, by JPMS, of any Permitted Free Writing Prospectus will satisfy the provisions of Rule 164 or Rule 433; the conditions set forth in one or more of subclauses (i) through (iv), inclusive, of Rule 433(b)(1) under the Act are satisfied, and the registration statement relating to the offering of the Shares contemplated hereby, as initially filed with the Commission, includes a prospectus that, other than by reason of Rule 433 or Rule 431 under the Act, satisfies the requirements of Section 10 of the Act; the Company is not an “ineligible issuer” (as defined in Rule 405 under the Act) as of the eligibility determination date for purposes of Rules 164 and 433 under the Act with respect to the offering of the Shares contemplated by the Registration Statement.

(c)	The Company has, and as of each Acceptance Time and each Closing Date, the Company will have, an authorized capitalization as set forth in the Prospectus (and any similar information, if any, contained in any Permitted Free Writing Prospectus); all of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non assessable (except to the extent that they are assessable as provided in Section 180.0622 of the Wisconsin Business Corporation Law), and have been issued in compliance with all applicable federal and state securities laws.

(d)	Except as disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, each of the Company and each subsidiary of the Company set forth on Schedule I hereto (each a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly incorporated or formed (as the case may be) and is validly existing as a corporation and is in good standing under the laws of its respective jurisdiction of incorporation with all requisite entity power and authority to own, lease and operate its respective properties and to conduct its respective business as conducted and as proposed to be conducted as described in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus.

(e)	Each of the Company and the Subsidiaries is duly qualified or registered to do business as a foreign entity in good standing in each jurisdiction in which it conducts its respective business as conducted, and as proposed to be conducted as described in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, would not have, or reasonably be expected to have, a material adverse effect on the business, properties, financial condition or results of operation of the Company and the Subsidiaries, taken as a whole (a “Material Adverse Effect”).

(f)	The Company has no significant subsidiaries (as defined in Rule 1-02 of Regulation S-X under the Act) other than those identified as such on Schedule I hereto (the “Significant Subsidiaries”); other than the Subsidiaries, the Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity.

(g)	Complete and correct copies of the certificates of incorporation and of the bylaws of the Company and the Significant Subsidiaries and all amendments thereto have been delivered to JPMS or included in the Registration Statement, and except as set forth in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, no material changes will be made therein during the term of this agreement.

(h)	Except as disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, all of the outstanding equity interests of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and (except as otherwise described in this Section 4(h)) are owned by the Company subject to no security interest, mortgage, pledge, lien, encumbrance, claim or other equity or adverse claim (collectively, “Encumbrance”) except for any pledge of the equity interests of any Subsidiary that has been made or may be made to one or more financial institutions to secure the financing for the development, construction and/or operation of power facilities owned or leased by such Subsidiary.

(i)	Except as disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, the Company and each of the Subsidiaries are in compliance in all respects with all applicable laws, orders, rules, regulations, directives, decrees and judgments, except where the failure to so qualify, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect.

(j)	Neither the Company nor any of the Significant Subsidiaries is in breach of, or in default (nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute a default under), under (a) its respective certificate of incorporation, charter, formation documents or by-laws or (b) in the performance or observance of any obligation, agreement, covenant or condition contained in any license, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any lease, contract or other agreement or instrument to which the Company or any of the Significant Subsidiaries is a party or by which any of them or any of their properties is bound, except in the case of clause (b), for such breaches or defaults as would not have, or reasonably be expected to have, a Material Adverse Effect, and the execution, delivery and performance of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated hereby will not conflict with, or result in any breach of or constitute a default under (nor constitute any event which with notice, lapse of time, or both would result in any breach of, or constitute a default under) (i) any provision of the articles of incorporation, charter, formation documents or by-laws of the Company or any of the Significant Subsidiaries, or (ii) any provision of any license, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any lease, contract or other material agreement or instrument to which the Company or any of the Significant Subsidiaries is a party or by which any of them or their respective properties may be bound or affected, or (iii) any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Company or any of the Significant Subsidiaries, except in the case of clauses (ii) and (iii) for such conflicts, breaches, or defaults, individually or in the aggregate, as would not have, or reasonably be expected to have, a Material Adverse Effect.

(k)	The Company has full legal right, power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein; this Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the

Company enforceable in accordance with its terms, except (i) as may be limited by the bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or (ii) as any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy considerations.

(l)	The Shares have been duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued and fully paid and non assessable (except to the extent that they are assessable as provided in Section 180.0622 of the Wisconsin Business Corporation Law), free and clear of any Encumbrance (other than any Encumbrance that may be created by the purchaser of such Shares); the capital stock of the Company, including the Shares, conforms in all material respects to the description thereof contained in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus and the Shares will conform in all material respects to the description thereof contained in any Permitted Free Writing Prospectus and the Prospectus as amended or supplemented; no person or entity has a right of participation or first refusal with respect to the sale of the Shares by the Company.

(m)	There are no contracts, agreements or understandings between the Company or its Subsidiaries and any person or entity granting such person or entity the right, contractual or otherwise, to cause the Company to issue to it, or register pursuant to the Act, any securities or shares of capital stock of the Company upon the issue and sale of the Shares to JPMS hereunder, or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement, nor does any person have preemptive rights, co-sale rights, rights of first refusal or other rights to purchase any of the Shares other than those that have been expressly waived before the date hereof.

(n)	The form of certificates evidencing the Shares (to the extent such Shares are certificated) complies with all applicable legal requirements and, in all material respects, with all applicable requirements of the charter and bylaws of the Company and the requirements of the Exchange (if any).

(o)	No consent, approval, authorization or order of or filing with any federal, state or local governmental or regulatory commission, board, body, authority or agency is required in connection with (i) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby or (ii) the sale and delivery of the Shares, other than (x) such as have been obtained, or will have been obtained on the relevant Closing Date under the Act or the Exchange Act, (y) such approvals as have been obtained in connection with the approval of the listing of the Shares on the Exchange and (z) any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered by JPMS.

(p)	PricewaterhouseCoopers LLP, who has certified certain consolidated financial statements of the Company is and was during the periods covered by its reports an independent registered public accounting firm with respect to the Company and its Subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Accounting Oversight Board (United States) and as required by the Act.

(q)	Each of the Company and the Subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, in order to conduct its respective business as described in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, unless the failure to possess such licenses, authorizations, consents and other governmental or regulatory authorizations and approvals or make such necessary filing, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect; and except as described in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, neither the Company nor any of the Subsidiaries is in violation of, in default under or has received any notice regarding a possible violation, default or revocation of any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any of the Subsidiaries the effect of which would have, or would reasonably be expected to have, a Material Adverse Effect.

(r)	The contents of the Basic Prospectus, the Prospectus, any Permitted Free Writing Prospectus and any prospectus supplement filed in connection with this Agreement that are delivered to JPMS for use in connection with any transactions occurring hereunder will be identical in all material respects to the respective versions of the Basic Prospectus, the Prospectus, such Permitted Free Writing Prospectus and such prospectus supplement created to be transmitted to the Commission for filing via its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except to the extent permitted Regulation S-T.

(s)	All legal or governmental proceedings, contracts, leases or documents of a character required to be described in the Registration Statement, the Basic Prospectus or the Prospectus or to be filed as an exhibit to the Registration Statement have been so described or filed.

(t)	Except as disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, there are no legal or governmental proceedings pending or threatened to which the Company or any of the Subsidiaries or any of their respective officers is a party or of which any of their respective properties is subject at law or in equity, or before or by any federal, state, local or foreign governmental or regulatory commission, which, if determined adversely to the Company or any of its Subsidiaries, could result in a judgment, decree or order which could reasonably be expected to have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

(u)	The consolidated financial statements of the Company and the Subsidiaries and the schedules thereto included or incorporated in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus present fairly in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States and on a consistent basis during the periods involved and in accordance with Regulation S-X promulgated by the Commission; no other financial statements or schedules are required by Form S-3 or otherwise to be included in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus; any pro forma financial statements and other pro forma financial information included in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines for pro forma financial statements, have been properly compiled on the pro forma bases set forth therein and, in the opinion of the Company, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to reflect the transaction or circumstances referred to therein; and all disclosures contained in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Act, to the extent applicable.

(v)	Subsequent to the respective dates as of which information is given in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, there has not been (i) any material adverse change in the business, properties or assets described or referred to in the Registration Statement, or the results of operations, condition (financial or otherwise), business or operations of the Company and the Subsidiaries, taken as a whole, whether or not arising in the ordinary course of business, or (ii) except as otherwise expressly disclosed in the Registration Statement, the Basic Prospectus and the Prospectus, (A) any transaction which is material to the Company or the Subsidiaries, taken as a whole, planned or entered into by the Company or any of the Subsidiaries, (B) any obligation, direct or contingent, which is material to the Company and the Subsidiaries, incurred by the Company or the Subsidiaries, taken as a whole, except obligations incurred in the ordinary course of business, (C) any change in the capital stock or outstanding indebtedness of the Company or the Subsidiaries (other than shares of Common Stock issued upon the exercise of employee or director stock options and other than repayments and reborrowings under the Company’s revolving line of credit), (D) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company (other than the Company’s regular quarterly cash dividends) or (E) any other material information required to be publicly disclosed prior to the issuance of any Shares in accordance with the Exchange Act or the Exchange Act or the rules and regulations promulgated thereunder. Neither the Company nor the Subsidiaries has any material contingent obligation which is not disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus.

(w)	The Company has filed in a timely manner all reports required to be filed pursuant to Sections 13, 14, 15(d) of the Exchange Act during the preceding twelve calendar months and if during such period the Company has relied on Rule 12b-25(b) under the Exchange Act (“Rule 12b-25(b)”) with respect to a report or a portion of a report, that report or portion of a report has actually been filed within the time period prescribed by Rule 12b-25(b).

(x)	The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(y)	Except as disclosed in the Basic Prospectus and the Prospectus, there are no outstanding (i) securities or obligations of the Company or any of its Subsidiaries convertible into or exchangeable for any capital stock of the Company or any such Subsidiary, or (ii) warrants, rights or options to subscribe for or purchase from the Company or any such Subsidiary any such capital stock or any such convertible or exchangeable securities or obligations, or (iii) obligations of the Company or any such Subsidiary to issue any shares of capital stock, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options.

(z)	Each of the Company, the Subsidiaries, and each of their respective officers, directors and controlling persons has not taken, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(aa)	The Company (i) is not required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or the rules and regulations thereunder, and (ii) directly, or indirectly through one or more intermediaries, does not control any member firm of the National Association of Securities Dealers, Inc. (“NASD”).

(bb)	The Company has not relied upon JPMS or legal counsel for JPMS for any legal, tax or accounting advice in connection with the offering and sale of the Shares.

(cc)	No relationship, direct or indirect, exists between or among the Company or any of the Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of the Subsidiaries, on the other hand, which is required by the Act to be described in the Registration Statement, the Basic Prospectus and the Prospectus that is not so described in such documents and in any Permitted Free Writing Prospectus.

(dd)	With such exceptions as would not have, or would not reasonably be expected to have, a Material Adverse Effect, the Company and the Subsidiaries have good and marketable title in fee simple to all real property, if any, and good title to all personal property owned by them, in each case free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and defects of title, except such as are disclosed in the Basic Prospectus, the Prospectus and any Permitted Free Writing Prospectus or such as do not materially and adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company and the Subsidiaries; and any real property and buildings held under lease by the Company or any Subsidiary are held under valid, existing and binding leases, with such exceptions as are disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus or are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company or such Subsidiary.

(ee)	To the best of the Company’s knowledge, the Company and each Subsidiary owns or possesses sufficient legal rights to use all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses (and all registrations and applications relating thereto) and applications used in the conduct of its business as now conducted, except where the failure to so own or possess, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect. Except as set forth in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, neither the Company nor any

Subsidiary has received any notice of infringement of or conflict with (and the Company knows of no such infringement of or conflict with) asserted rights of others with respect to any intellectual property rights that would be reasonably likely to cause a Material Adverse Effect.

(ff)	The Company and its Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(gg)	The Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, the Company’s principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the US and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as may be disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, there are no material weaknesses in the Company’s internal controls over financial reporting.

(hh)	Each of the Company and the Subsidiaries have filed on a timely basis all material federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof and have paid all taxes shown as due thereon; and except as disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, no tax deficiency has been asserted against any such entity, nor does any such entity know of any tax deficiency which is likely to be asserted against any such entity which if, determined adversely to any such entity, could have a Material Adverse Effect; all tax liabilities are adequately provided for on the respective books of such entities.

(ii)	Neither the Company nor any of the Subsidiaries nor, to the best of the Company’s knowledge, any agent, officer or director purporting to act on behalf of the Company or any of the Subsidiaries has at any time; (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law, or (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi public duties, other than payments required or allowed by applicable law, or (iii) received or retained any funds in violation of law or of a character required to be disclosed in the Prospectus;

(jj)	With respect to the offering(s) contemplated hereby, the Company has not offered shares of its Common Stock or any other securities convertible into or exchangeable or exercisable for shares of Common Stock in a manner in violation of the Act; the Company has not distributed any offering material in connection with the offer and sale of the Shares, other than in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus and other materials permitted by the Act or the rules and regulations promulgated thereunder.

(kk)	Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(ll)	There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.
5.	Certain Covenants of the Company.
     The Company hereby agrees with JPMS:
(a)	Before using or filing any Permitted Free Writing Prospectus relating to the Shares and before amending or supplementing the Registration Statement, the Basic Prospectus (other than as a result of any documents incorporated by reference due to the filing with the Commission by the Company), or the Prospectus (except in connection with an offering of securities other than the Shares), or during any period of time in which a

Prospectus relating to the Shares is required to be delivered under the Act (except in connection with an offering of securities other than the Shares), to furnish to JPMS a copy of each such proposed Permitted Free Writing Prospectus, amendment or supplement within a reasonable period of time before filing any such Permitted Free Writing Prospectus, amendment or supplement with the Commission and the Company will not use or file any such Permitted Free Writing Prospectus or file any such proposed amendment or supplement to which JPMS reasonably objects unless the Company’s legal counsel has advised the Company that filing such documents is required by law.

(b)	The Company shall make commercially reasonably efforts to provide JPMS with advance notice of the intent of the Company to file a Form 8-K (not the substance thereof), provided that the Company shall not be obligated to provided such advance notice if, in its reasonable judgment, it is not legally permitted to do so or doing so would adversely affect the Company’s ability to file such Form 8-K in a timely manner.

(c)	To prepare a Prospectus Supplement, with respect to any Shares sold by the Company pursuant to this Agreement in a form previously approved by JPMS and to file such Prospectus Supplement pursuant to, and within the time periods required by, Rule 424(b) under the Act and to file any Permitted Free Writing Prospectus to the extent required by Rule 433 under the Act and to provide copies of the Prospectus and such Prospectus Supplement and each Permitted Free Writing Prospectus (to the extent not previously delivered) to JPMS via e-mail in “.pdf” format on such filing date to an e-mail account designated by JPMS and, at JPMS’s request, to also furnish copies of the Prospectus and such Prospectus Supplement to each exchange or market on which sales were effected as may be required by the rules or regulations of such exchange or market.

(d)	To file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with the offering or sale of the Shares, and during such same period to advise JPMS, promptly after the Company receives notice thereof, (i) of the time when any amendment to the Registration Statement has been filed or has become effective or any supplement to the Prospectus or any Permitted Free Writing Prospectus or any amended Prospectus has been filed with the Commission, (ii) the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Shares or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Act, (iii) the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, and (iv) of any request by the Commission for the amendment of the Registration Statement or the amendment or supplementation of the Prospectus or for additional information.

(e)	In the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification, to use promptly its commercially reasonable efforts to obtain its withdrawal.

(f)	To furnish such information as may be required and otherwise to cooperate in qualifying the Shares for offering and sale under the securities or blue sky laws of such states as JPMS may reasonably designate and to maintain such qualifications in effect so long as required for the distribution of the Shares; provided that the Company shall not be required to qualify as a foreign corporation, become a dealer of securities, or become subject to taxation in, or to consent to the service of process under the laws of, any such state (except service of process with respect to the offering and sale of the Shares); and to promptly advise JPMS of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose.

(g)	To make available to JPMS at its offices in New York City, without charge, as soon as practicable after the Registration Statement becomes effective, and thereafter from time to time to furnish to JPMS, as many copies of the Prospectus and the Prospectus Supplement (or of the Prospectus or Prospectus Supplement as amended or supplemented if the Company shall have made any amendments or supplements thereto and documents incorporated by reference therein after the effective date of the Registration Statement) and each Permitted Free Writing Prospectus as JPMS may reasonably request for so long as the delivery of a prospectus is required (whether physically or through compliance with Rule 172 under the Act or any similar rule); and for so long as this Agreement is in effect, the Company will prepare and file promptly, subject to Section 5(a), such amendment or amendments to the Registration Statement, any Basic Prospectus, the Prospectus, the Prospectus Supplement or any Permitted Free Writing Prospectus as may be necessary to comply with the requirements of Section 10(a)(3) of the Act.

(h)	To furnish or make available to JPMS during the term of this Agreement and for a period of two years thereafter (i) copies of any reports or other communications which the Company shall send to its stockholders or shall from time to time publish or publicly disseminate and (ii) copies of all annual, quarterly and current reports filed with the Commission on Forms 10-K, 10-Q and 8-K, or such other similar form as may be designated by the Commission, and to furnish to JPMS from time to time during the term of this Agreement such other information as JPMS may reasonably request regarding the Company or the Subsidiaries, in each case as soon as such reports, communications, documents or information becomes available or promptly upon the request of JPMS, as applicable.
(i)	If, at any time during the term of this Agreement, any event shall occur or condition exist as a result of which it is necessary, in the reasonable opinion of counsel for JPMS or counsel for the Company, to further amend or supplement the Prospectus or any Free Writing Prospectus as then amended or supplemented in order that the Prospectus or any such Free Writing Prospectus will not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances existing at the time the Prospectus or any such Free Writing Prospectus is delivered to a purchaser, or if it shall be necessary, in the reasonable opinion of either such counsel, to amend or supplement the Registration Statement or the Prospectus or any Free Writing Prospectus in order to comply with the requirements of the Act, immediate notice shall be given, and confirmed in writing, to JPMS to cease the solicitation of offers to purchase the Shares in JPMS’s capacity as agent and to cease sales of any Shares JPMS may then own as principal, and the Company will promptly prepare and file with the Commission such amendment or supplement, whether by filing documents pursuant to the Act, the Exchange Act or otherwise, as may be necessary to correct such untrue statement or omission or to make the Registration Statement, Prospectus or any such Free Writing Prospectus comply with such requirements.

(j)	To generally make available to its security holders as soon as practicable, but not later than 90 days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Section 11(a) under the Act and Rule 158 of the Commission promulgated thereunder) covering each twelve-month period beginning, in each case, not later than the first day of the Company’s fiscal quarter next following the “effective date” (as defined in such Rule 158) of the Registration Statement with respect to each sale of Shares.

(k)	To furnish to JPMS two signed copies of the Registration Statement, as initially filed with the Commission, and of all amendments thereto, including all exhibits thereto and all documents incorporated by reference therein.

(l)	To apply the net proceeds from the sale of the Shares in the manner described in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus.

(m)	The Company will not, and will cause its Subsidiaries not to, take directly or indirectly any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(n)	Except as otherwise agreed between the Company and JPMS, to pay all costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, any Basic Prospectus, the Prospectus, any Permitted Free Writing Prospectus, each Preliminary Prospectus, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to JPMS and to dealers (including costs of mailing and shipment), (ii) the registration, issue and delivery of the Shares, (iii) the qualification of the Shares for offering and sale under state laws and the determination of their eligibility for investment under state law as aforesaid (including the reasonable legal fees and filing fees and other disbursements of counsel for JPMS in connection therewith) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to JPMS, (iv) the listing of the Shares on the Exchange and any registration thereof under the Exchange Act, (v) any filing for review of the public offering of the Shares by the NASD, (vi) the reasonable fees and disbursements of counsel to the Company and (vii) the performance of the Company’s other obligations hereunder; provided that JPMS shall be responsible for any transfer taxes on resale of Shares by it, any costs and expenses associated with the sale and marketing of the Shares, and legal costs of JPMS other than as specifically provided above.

(o)	With respect to the offering(s) contemplated hereby, that the Company will not offer shares of its Common Stock or any other securities convertible into or exchangeable or exercisable for shares of Common Stock in a manner in violation of the Act; the Company will not distribute any offering material in connection with the offer and sale of the Shares, other than the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus and other materials permitted by the Act or the rules and regulations promulgated thereunder.

(p)	On the Purchase Date for each Transaction, the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of its Common Stock or any securities convertible into or exercisable or exchangeable for such shares or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares or such other securities, in cash or otherwise, without the prior written consent of JPMS, other than the Shares to be sold hereunder and any shares of Common Stock of the Company issued upon the exercise of options granted under existing employee stock option plans or pursuant to the Company’s Direct Stock Purchase and Dividend Reinvestment Plan.

(q)	The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Permitted Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Act.

(r)	To use commercially reasonable efforts to cause the Shares to be listed on the Exchange.

(s)	That it consents to JPMS trading in the Common Stock for JPMS’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement.

(t)	To use commercially reasonable efforts to satisfy, or cause to be satisfied, the conditions set forth below in Section 6 on or in respect of each Closing Date hereunder.

(u)	To advise JPMS promptly after it shall have received notice or obtain knowledge thereof, of any information or fact that would materially alter or affect any opinion, certificate, letter or other document provided to JPMS pursuant to this Agreement.
6.	Execution of Agreement.
     JPMS’s obligation to execute this Agreement shall be subject to the satisfaction of the following conditions in connection with and on the intended date of the execution of this Agreement:
(a)	the Company shall have delivered to JPMS:
     (i) an officer’s certificate signed by an executive officer of the Company certifying as to the matters set forth in Exhibit B hereto;
     (ii) an opinion of Stafford Rosenbaum LLP, as to the matters set forth in Exhibit C.1 hereto, and Hunton & Williams LLP, as to the matters set forth in Exhibit C.2 hereto, counsels for the Company, addressed to JPMS and dated the date of this Agreement, with only such departures from such form as Morrison & Foerster LLP, counsel for JPMS, shall have approved;
     (iii) a letter of PricewaterhouseCoopers LLP dated the date of this Agreement and addressed to JPMS, in a form reasonably satisfactory to JPMS and its counsel;
     (iv) evidence reasonably satisfactory to JPMS and its counsel that the Registration Statement has become effective;

     (v) resolutions duly adopted by the Company’s board of directors, and certified by an officer of the Company, authorizing the Company’s execution of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the issuance of the Shares;
     (vi) in the event the Company is required by the rules of the Exchange to make one or more filings for approval of listing of the Shares by the Exchange, evidence reasonably satisfactory to JPMS and its counsel that the Shares have been approved for listing on the Exchange, subject only to notice of issuance on or before the Purchase Date; and
     (vii) such other documents as JPMS shall reasonably request; and
(b)	JPMS shall have received the favorable opinion of Morrison & Foerster LLP as to the matters set forth in Exhibit D hereto.
7.	Additional Covenants of the Company.
     The Company further covenants and agrees with JPMS as follows:
(a)	Each acceptance of a Transaction Notice by the Company shall be deemed to be an affirmation that the representations and warranties of the Company herein contained and contained in any certificate delivered to JPMS pursuant hereto are true and correct at the Acceptance Time, and an undertaking that such representations and warranties will be true and correct on any Closing Date (subject only to Section 5(i) above), and at the time of delivery to JPMS of Shares pursuant to the Transaction Notice, as though made at and as of each such time (it being understood that such representations and warranties shall relate to the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of such Transaction Notice).

(b)	Each time that the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall be amended or supplemented (including by the filing of any Incorporated Document (subject to the proviso at the end of this subsection (b) in the case of a Current Report on Form 8-K), but excluding any amendment or supplement in connection with an offering of securities other than the Shares or any prospectus supplement relating solely to the offering of Shares pursuant to a Transaction Notice), the Company shall furnish or cause to be furnished to JPMS forthwith a certificate, dated the date of filing with the Commission or the date of effectiveness of such amendment or supplement, as applicable, in form satisfactory to JPMS, certifying as to the matters set forth in Exhibit B hereto at the time of the filing or effectiveness of such amendment or supplement, as applicable, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in Section 6(a)(i) hereof, modified as necessary to relate to the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of delivery of such certificate; provided that, the Company will not be required to furnish such a certificate to JPMS in connection with the filing of a Current Report on Form 8-K unless (i) such Current Report on Form 8-K is filed at any time during which either a Transaction Notice is in effect or a Prospectus relating to the Shares is required to be delivered under the Act and (ii) JPMS has reasonably requested such a certificate based upon the event or events reported in such Current Report on Form 8-K.

(c)	Upon the filing with the Commission of the Company’s Annual Report on Form 10-K and each Quarterly Report on Form 10-Q, as promptly as reasonably practicable, the Company shall furnish or cause to be furnished forthwith to JPMS and to counsel for JPMS the written opinion of Hunton & Williams LLP and Stafford Rosenbaum LLP, or other counsel satisfactory to JPMS, which may include the General Counsel or Assistant General Counsel of the Company, dated the date of filing with the Commission or the date of effectiveness of such amendment or supplement, as applicable, in form and substance satisfactory to JPMS, of the same tenor as the opinions referred to in Section 6(a)(ii) hereof, but modified as necessary to relate to the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of delivery of such opinion or, in lieu of such opinion, counsel last furnishing such opinion to JPMS shall furnish JPMS with a letter substantially to the effect that JPMS may rely on such last opinion to the same extent as though it was dated the date of such letter authorizing reliance (except that statements in such last opinion shall be deemed to relate to the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of delivery of such letter authorizing reliance).

(d)	As soon as practicable after the filing with the Commission of the Company’s Annual Report on Form 10-K and each Quarterly Report on Form 10-Q, and, if requested by JPMS, a Form 8-K that includes financial statements, the Company shall cause PricewaterhouseCoopers LLP promptly to furnish to JPMS a letter of the same tenor as the letter referred to in Section 6(a)(iii) hereof, but modified to relate to the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the date of such letter.

(e)	To disclose in its Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K the number of the Shares sold through JPMS under this Agreement, the net proceeds to the Company from the sale of the Shares and the compensation paid by the Company with respect to sales of the Shares pursuant to this Agreement during the relevant quarter.
8.	Conditions of JPMS’s Obligation to Purchase Shares.
     JPMS’s obligation to, as the case may be, execute any sale of shares on an agency basis, or purchase any Shares, in either case pursuant to a Transaction Notice that has been accepted by the Company shall be subject to the satisfaction of the following conditions at the time of acceptance of the Transaction Notice, the time of the commencement of trading on the Exchange on the Purchase Date and at the time of closing on the Closing Date:
(a)	The representations and warranties on the part of the Company herein contained or contained in any certificate of an officer or officers of the Company delivered pursuant to the provisions hereof shall be true and correct in all respects.

(b)	The Company shall have performed and observed its covenants and other obligations hereunder in all material respects.

(c)	From the date of delivery of the Transaction Notice until the Closing Date, trading in the Common Stock on the Exchange shall not have been suspended.

(d)	(i) No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose or pursuant to Section 8A under the Act shall be pending before or threatened by the Commission; the Prospectus and each Permitted Free Writing Prospectus shall have been timely filed with the Commission under the Act (in the case of an Permitted Free Writing Prospectus, to the extent required by Rule 433 under the Act); and all requests by the Commission for additional information shall have been complied with to the satisfaction of the Commission and no suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes, will have occurred and be in effect at the time the Company accepts a Transaction Notice; and (ii) the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time the Company accepts a Transaction Notice.

(e)	Subsequent to the related Acceptance Time, (i) no downgrading shall have occurred in the rating accorded any securities of or guaranteed by the

Company or any of its Subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any securities of or guaranteed by the Company or any of its Subsidiaries (other than an announcement with positive implications of a possible upgrading).

(f)	The Shares to be issued pursuant to the Transaction Notice shall have been approved for listing on the Exchange, subject only to notice of issuance.

(g)	The Company shall have furnished evidence reasonably satisfactory to JPMS and its counsel that the Registration Statement remains effective.

(h)	No amendment or supplement to the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall have been filed to which JPMS shall have reasonably objected in writing.

(i)	On or prior to the Closing Date, the Company shall have furnished to JPMS such further certificates and documents as JPMS may reasonably request.
9.	Termination by JPMS.
     This Agreement and the obligations of JPMS hereunder may be terminated, in the sole and absolute discretion of JPMS, if at any time (i) any of the covenants or conditions specified in Section 7 shall not have been performed or satisfied when and as required by this Agreement to be fulfilled, or (ii) there has been since the respective dates as of which information is given in the Registration Statement, any material adverse change, or any development that is reasonably expected to cause a material adverse change, in or affecting the assets, operations, business or condition (financial or otherwise) of the Company, whether or not arising in the ordinary course of business, or (iii) there has since the date hereof occurred an outbreak or escalation of hostilities, any material adverse change in the financial markets or any other national or international calamity or crisis the effect of which on the financial markets of the United States is such as to make it, in the judgment of JPMS, impracticable or inadvisable to market or deliver the Shares on the terms and in the manner contemplated in the Prospectus or enforce contracts for the sale of the Shares, or (iv) trading in any securities of the Company has been suspended by the Commission or by the Exchange or if trading generally on the Exchange has been suspended (including automatic halt in trading pursuant to market-decline triggers other than those in which solely program trading is temporarily halted), or limitations on prices for trading (other than limitations on hours or numbers of days of trading) have been fixed, or maximum ranges for prices for securities have been required, by such Exchange or the NASD or by order of the Commission or any other governmental authority, or (v) a banking moratorium has been declared by federal or New York authorities.
     If JPMS elects to terminate this Agreement as provided in this Section 9, JPMS shall promptly notify the Company of such termination by telephone, promptly confirmed by facsimile stating in reasonable detail the basis therefore. If a Transaction Notice is pending at the time of termination, JPMS may declare such Transaction Notice void or may require the Company to complete the sale of Shares as specified in the Transaction Notice, at JPMS’s sole discretion (to the extent doing so is permitted under applicable law and regulation).
     If the solicitation of purchases on an agency basis or purchase by JPMS as principal of the Shares, as contemplated by this Agreement, is not carried out by JPMS for any reason permitted under this Agreement or if such sale is not carried out because the Company shall be unable to comply in all material respects with any of the terms of this Agreement, the Company shall not be under any obligation or liability under this Agreement (except to the extent provided in Sections 5(n) and 11 hereof) and JPMS shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 11 hereof) or to one another hereunder.
     JPMS may terminate this Agreement for any reason upon giving twenty (20) Exchange Business Days prior notice to the Company. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 5(n) and 11 hereof shall remain in full force and effect notwithstanding such termination.
10.	Termination by Company.
     The Company may terminate this Agreement in its sole discretion upon twenty (20) Exchange Business Days prior written notice to JPMS.
11.	Indemnity and Contribution.
(a)	The Company agrees to indemnify and hold harmless JPMS, its directors and officers and each person, if any, who controls JPMS within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable out-of-pocket legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) or any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Permitted Free Writing Prospectus (or any amendment or supplement thereto), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to JPMS furnished to the

Company in writing by JPMS expressly for use therein, it being understood and agreed that the only such information furnished by JPMS consists of the information described as such in subsection (b) below.

(b)	JPMS agrees to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to JPMS furnished to the Company in writing by JPMS expressly for use in the Registration Statement, the Basic Prospectus, the Prospectus (or any amendment or supplement thereto), any Permitted Free Writing Prospectus (or any amendment or supplement thereto), it being understood and agreed upon that the only such information furnished by, or on behalf of, JPMS consists of any information relating to JPMS so provided by JPMS for use in a Permitted Free Writing Prospectus and there is no such information in the Basic Prospectus or the Prospectus (or any amendment or supplement thereto).

(c)	If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 11 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 11. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary or (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for JPMS, its directors and officers and any control persons of JPMS shall be designated in writing by JPMS and any such separate firm for the Company, its directors, its officers who signed the Registration Statement and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the written consent of the Indemnified Person, which consent shall not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)	If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and JPMS, on the other, from the offering of the Shares or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and JPMS, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and JPMS, on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Shares and the total underwriting discounts and commissions received by JPMS in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Shares. The relative fault of the Company, on the one hand, and JPMS, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by JPMS, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)	The Company and JPMS agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 11, in no event shall JPMS be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by JPMS with respect to the offering of the Shares exceeds the amount of any damages that JPMS has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)	The remedies provided for in this Section 11 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.
12.	Notices.
     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of communication, and if to JPMS, shall be sufficient in all respects if delivered to J.P. Morgan Securities Inc., 277 Park Avenue, New York, New York 10172, with separate copies to the attention of the Syndicate Desk Facsimile No. (212) 622-0398, and if to the Company, shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at MGE Energy, Inc., 133 South Blair Street, Madison, Wisconsin 53703, Attn: Jeff Newman/Ken Frassetto/Lynne Harper, with a copy to Hunton & Williams LLP, 1900 K St., N.W., Washington, D.C. 20006, Attn: Jack A. Molenkamp, Esq. Notwithstanding the foregoing, Transaction Notices shall be delivered to the Company by facsimile at (608) 252-7098 and receipt confirmed by telephone at (608) 252-4723 and an acceptance of a Transaction Notice shall be delivered to JPMS by facsimile at (212) 622-0398, Attention: Lisa Hunt and

Sudheer Tegulapalle and receipt confirmed by telephone to Lisa Hunt at (212) 622-7027 and, if he is unavailable, to Sudheer Tegulapalle at (212) 622-5451.
13.	No Fiduciary Relationship.
     The Company acknowledges and agrees that JPMS is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to the Company or any other person. Additionally, JPMS is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and JPMS shall have no responsibility or liability to the Company with respect thereto except as set forth herein. Any review by JPMS of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMS and shall not be on behalf of the Company.
14.	Adjustments for Stock Splits.
     The parties acknowledge and agree that all share related numbers related to the Shares contained in this Agreement and any Transaction Notice shall be adjusted to take into account any stock split effected with respect to the Common Stock.
15.	Governing Law; Construction.
     This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York, other than rules governing choice of applicable law. The Section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.
16.	Submission to Jurisdiction.
     Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have nonexclusive jurisdiction over the adjudication of such matters, and the Company consents to the jurisdiction of such courts and personal service with respect thereto. Each of JPMS and the Company, on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates, waives all right to trial by jury in any action, proceeding or counterclaim, whether based upon contract, tort or otherwise, in any way arising out of or relating to this Agreement. The Company agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts in the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

17.	Parties in Interest.
     The Agreement herein set forth has been and is made solely for the benefit of JPMS and the Company and to the extent provided in Section 11 hereof the controlling persons, directors and officers referred to in such section, and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from JPMS) shall acquire or have any right under or by virtue of this Agreement.
18.	Counterparts.
     This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.
19.	Successors and Assigns.
     This Agreement shall be binding upon JPMS and the Company and their successors and assigns and any successor or assign of any substantial portion of the Company’s and JPMS ‘s respective businesses and/or assets.
20.	Survival.
     The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and JPMS contained in this Agreement or made by or on behalf of the Company or JPMS pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Shares and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or JPMS.
21.	Certain Defined Terms.
     For purposes of this Agreement, except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under Act.
22.	Amendments or Waivers.
     No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.
23.	Miscellaneous.
     JPMS, an indirect, wholly owned subsidiary of JPMorgan Chase & Co., is not a bank and is separate from any affiliated bank, including any U.S. branch or agency of JPMorgan Chase Bank. Because JPMS is a separately incorporated entity, it is solely responsible for its own contractual obligations and commitments, including obligations with respect to sales and purchases of securities. Securities sold, offered or recommended by JPMS are not deposits, are not insured by the Federal Deposit Insurance Corporation, are not guaranteed by a branch or agency of JPMorgan Chase Bank, and are not otherwise an obligation or responsibility of a branch or agency of JPMorgan Chase Bank.
     A lending affiliate of JPMS may have lending relationships with issuers of securities underwritten or privately placed by JPMS. To the extent required under the securities laws, prospectuses and other disclosure documents for securities underwritten or privately placed by JPMS will disclose the existence of any such lending relationships and whether the proceeds of the issue will be used to repay debts owed to affiliates of JPMS.
     JPMS and one or more of its affiliates may make markets in the Common Stock or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of Common Stock or other securities of the Company, at the same time that JPMS is acting as agent pursuant to this Agreement; provided that JPMS acknowledges and agrees that any such transactions are not being, and shall not be deemed to have been, undertaken at the request or direction of, or for the account of, the Company, and that the Company has and shall have no control over any decision by JPMS and its affiliates to enter into any such transactions.
[Remainder of Page Intentionally Left Blank]

     If the foregoing correctly sets forth the understanding among the Company and JPMS, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and JPMS.

Very truly yours,

MGE Energy, Inc.

By:	/s/ Jeffrey C. Newman

Name:	Jeffrey C. Newman
Title:	Vice President and Treasurer
Accepted and agreed to as of the
date first above written:

J.P. MORGAN SECURITIES INC.

By:	/s/ Sudheer Tegulapalle

Name:	Sudheer Tegulapalle
Title:	Vice President
[Distribution Agreement — 2006 Equity Drawdown Program]